Exhibit 99.1
SIGNET JEWELERS REPORTS SECOND QUARTER FISCAL 2023 RESULTS

Delivers double-digit operating margin and reaffirms annual guidance
Inventory discipline providing flexibility, delivering working capital efficiencies and enabling strategic investments

HAMILTON, Bermuda, September 1, 2022 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended July 30, 2022 (“second quarter Fiscal 2023”).

“Signet’s focus on gaining market share, driving further operating efficiencies, and building capabilities that are true competitive advantages, is putting us in a position to deliver long-term growth and increase shareholder value,” said Virginia C. Drosos, Chief Executive Officer. “Our results demonstrate the continued agility of our Signet team, the strength of our differentiated banner portfolio, and the flexibility of our operating model. This is all underpinned by a balance sheet that enables us to continue to make strategic investments such as our recent acquisition of Blue Nile.”

“The discipline of our Signet team delivered $1.8 billion in revenue and a 10.6% operating margin, despite a softer topline environment,” said Joan Hilson, Chief Financial and Strategy Officer. “Our working capital efficiency reflects inventory levels down year over year, excluding acquisitions. This gives us the confidence that we are well positioned to deliver newness with minimal levels of clearance for the Holidays.”

Second Quarter Fiscal 2023 Highlights:
•Total sales were $1.8 billion, down $33.2 million or 1.9% to a record Q2 of FY22, and up 29% vs. Q2 of FY20.
•Same store sales (“SSS”) down 8.2% (1) to Q2 of FY22.
•GAAP operating income of $186.8 million, down from $225.4 million in Q2 of FY22, including $6.4 million related to the fair value adjustment of acquired inventory as well as acquisition-related charges.
•Non-GAAP operating income(2) of $193.2 million, down from $223.0 million in Q2 of FY22 and up from $53.1 million in Q2 of FY20.
•GAAP diluted earnings per share ("EPS") of $2.58, down from diluted EPS of $3.60 in Q2 of FY22, including $0.09 in charges relating to the fair value adjustment of acquired inventory as well as acquisition-related charges.
•Non-GAAP diluted EPS(2) of $2.68, down from $3.57 in Q2 of FY22.
•Cash and cash equivalents, at quarter end, of $851.7 million, down approximately $722 million to Q2 of FY22 reflecting share repurchases and inventory in-stock replenishment, as well as the acquisition of Diamonds Direct in the prior year.
•Year to date cash used for operating activities of $114.9 million, down approximately $573 million to Q2 of FY22 and driven by inventory in-stock replenishment.
•Completed $22.8 million of share repurchases during the second quarter.
(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct is excluded.
(2) See non-GAAP reconciliation page.

(in millions, except per share amounts)	Fiscal 23 Q2	Fiscal 22 Q2	Fiscal 20 Q2	YTD Fiscal 2023	YTD Fiscal 2022
Sales	$1,754.9	$1,788.1	$1,364.4	$3,593.2	$3,476.9
SSS % change (1)	(8.2)%	97.4%	(1.5)%	(3.0)%	101.7%
GAAP
Operating income	$186.8	$225.4	$(22.4)	$187.0	$394.1
Operating income as % of sales	10.6%	12.6%	(1.6)%	5.2%	11.3%
GAAP Diluted EPS (loss per share)	$2.58	$3.60	$(0.86)	$0.90	$5.84
Non-GAAP (2)
Non-GAAP operating income	$193.2	$223.0	$53.1	$387.8	$391.9
Non-GAAP operating income as % of sales	11.0%	12.5%	3.9%	10.8%	11.3%
Non-GAAP Diluted EPS	$2.68	$3.57	$0.51	$5.55	$5.81
(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct is excluded.
(2) See non-GAAP reconciliation page.

Second Quarter Fiscal 2023 Results:

	Change from previous year
Second Quarter Fiscal 2023	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(8.7)%	7.1%	(1.6)%	(0.2)%	(1.8)%	$1,616.4
International segment	(1.5)%	2.3%	0.8%	(15.4)%	(14.6)%	$111.6
Other segment (1)	nm	nm	nm	nm	nm	$26.9
Signet	(8.2)%	7.7%	(0.5)%	(1.4)%	(1.9)%	$1,754.9
(1)     Includes sales from Signet’s diamond sourcing initiative.
nm    Not meaningful.

By reportable segment:
North America
•Total sales of $1.6 billion, down 1.8% to Q2 of FY22.
•SSS declined 8.7% to Q2 of FY22 reflecting higher average transaction value ("ATV") but a lower number of transactions.
International
•Total sales of $111.6 million, down 14.6% to Q2 of FY22.
•SSS declined 1.5% versus Q2 of FY22 reflecting higher ATV but a lower number of transactions.

GAAP gross margin was $664.7 million, or 37.9% of sales, down 220 basis points to the second quarter last year. This reflects occupancy cost deleverage on lower sales and the strength of Diamonds Direct's bridal business which carries a lower relative margin, while organic banners had similar merchandise margins to last year. Additionally, the lower rate is a result of technology investments and absence of the COVID-related tax abatements within Signet’s UK operations.

SG&A was $477.3 million, or 27.2% of sales, an improvement of 90 basis points to the second quarter last year. This improvement reflects the impact of lower payroll-related costs, enhanced credit agreements finalized in Fiscal 2022, and the efficiency of Diamonds Direct’s operating model, partially offset by labor and technology investments.

GAAP and non-GAAP operating income in the prior year second quarter included other income of $9.0 million related to UK government grants as well as interest income from the Company’s credit card program, which was sold in the second quarter of Fiscal 2022.

GAAP operating income was $186.8 million or 10.6% of sales, compared to $225.4 million, or 12.6% of sales in the prior year second quarter.
Non-GAAP operating income was $193.2 million, or 11.0% of sales, compared to $223.0 million, or 12.5% of sales in prior year second quarter. Non-GAAP operating income excluded $6.4 million in charges relating to the fair value adjustment of acquired inventory and acquisition-related charges.

	Second quarter Fiscal 2023		Second quarter Fiscal 2022
GAAP Operating income in millions	$	% of sales	$	% of sales
North America segment	$210.1	13.0%	$237.3	14.4%
International segment	(2.0)	(1.8)%	15.5	11.9%
Other segment	1.8	nm	(0.1)	nm
Corporate and unallocated expenses	(23.1)	nm	(27.3)	nm
Total GAAP operating income	$186.8	10.6%	$225.4	12.6%

	Second quarter Fiscal 2023		Second quarter Fiscal 2022
Non-GAAP Operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$216.5	13.4%	$235.5	14.3%
International segment	(2.0)	(1.8)%	15.5	11.9%
Other segment	1.8	nm	(0.1)	nm
Corporate and unallocated expenses	(23.1)	nm	(27.9)	nm
Total Non-GAAP operating income	$193.2	11.0%	$223.0	12.5%
(1) See non-GAAP reconciliation page.
nm Not meaningful

The current quarter GAAP income tax expense was $35.6 million compared to an income tax benefit of $3.5 million in the prior year second quarter. On a non-GAAP basis, income tax expense was $37.3 million compared to income tax benefit of $4.2 million in the prior year second quarter. The prior year GAAP and non-GAAP tax benefit included the release of the valuation allowance related to certain state deferred tax assets.

GAAP diluted EPS was $2.58, including $0.09 in charges relating to the fair value adjustment of acquired inventory as well as acquisition-related charges, and $0.01 related to additional buy-out of U.K. pension obligations. Excluding these charges (and related tax effects), diluted EPS was $2.68 on a non-GAAP basis.

GAAP EPS and non-GAAP EPS for the second quarter of Fiscal 2023 include the dilutive impact of the preferred shares in the dilutive share count based on the level of net income this quarter.

Balance Sheet and Statement of Cash Flows Highlights:
Year to date cash used for operating activities of $114.9 million as of Q2 Fiscal 2023 compared to cash provided by operating activities of $458.5 million last year. Cash and cash equivalents were $851.7 million as of quarter end, compared to $1.6 billion last year. The year over year change to cash and cash equivalents was primarily driven by share repurchases and inventory in-stock replenishment, as well as the acquisition of Diamonds Direct in the prior year.
Ending inventory was $2.2 billion, up approximately $186.1 million to the second quarter last year as a result of the Company’s acquisition of Diamonds Direct in November 2021 which was partially offset by lower inventory levels in the rest of the Company.

Return of Capital:
Signet's Board of Directors has declared a quarterly cash dividend on common shares from $0.20 per share for the third quarter of Fiscal 2023, payable November 25, 2022 to shareholders of record on October 28, 2022, with an ex-dividend date of October 27, 2022.
During the first half of Fiscal 2023, Signet repurchased approximately 4.7 million shares at an average cost per share of $72.14 or $341.0 million including $22.8 million during the second quarter and $50 million from the completion of the accelerated share repurchase program from Fiscal 2022. Approximately $622.4 million remains under the Company’s authorization.

Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views Environmental, Social and Governance ("ESG") initiatives as an important growth driver. The “Signet Promise,” our appointed commitment to customers holds our global suppliers to high ethical standards and prioritizes respect for human rights. In turn, we provide consumer confidence and continuously improve the integrity of our global diamond supply chain through our four-layered system of checks and balances.

Fiscal 2023 Guidance:
Signet is reaffirming its full year Fiscal 2023 revenue and operating income guidance which is provided on a non-GAAP basis.

	Third Quarter	Fiscal 2023
Total revenue (in billions)	$1.46 to 1.49	$7.60 to $7.70
Operating income (1) (in millions)	$20 to 34	$787 to $828
Diluted EPS (1)(2)		$10.98 to $11.57
(1) See description of non-GAAP measures below.
(2) EPS range reflects updated assumptions and share repurchases completed in the second quarter.

Forecasted non-GAAP operating income provided above excludes the operations of Blue Nile following the acquisition on August 19, as well as potential non-recurring charges, such as transaction and integration-related costs associated with the acquisition of Blue Nile and the potential impacts of purchase accounting. However, given the potential impacts of these items to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company's third quarter and full year Fiscal 2023 Outlook is based on the following assumptions:
•The Company’s outlook includes a level of consumer pressure, including inflation and the impact of stimulus, similar to what is currently being experienced. The Company’s outlook does not include 1) a material worsening of macroeconomic factors which could impact consumer spending patterns and have associated impacts on business performance; 2) the acquisition of Blue Nile, Inc.

•Signet continues to anticipate some shift of consumer discretionary spending away from the jewelry category reflecting pent-up demand for experience-oriented categories during the year.

•Signet’s efforts to mitigate supply chain disruption have been effective thus far. Guidance assumes no significant disruptions in availability of inventory.

•The Company’s outlook factors in a level of promotion.

•Annual effective tax rate of approximately 18% assumes no additional discrete items and no changes in current tax laws during the remainder of Fiscal 2023.

•The above guidance excludes non-recurring charges for Fiscal 2023 related to the resolution of previously disclosed legal matter of $190 million, approximately $11 million relating to the fair value adjustment of acquired inventory that will be recognized within cost of sales in Fiscal 2023, and the non-cash, non-operating charges for the buy-out of substantially all of the UK pension obligations of approximately $133 million.

•Earnings per share excludes any further share repurchases.

•Planned capital investments up to $250 million, reflecting continued investments in connected commerce capabilities, banner differentiation and technology harmonization.

Conference Call:
A conference call is scheduled for September 1, 2022 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free US Dial-in: 1-844-200-6205
Toll Free Canada Dial-in: 1-833-950-0062
International Dial-In: +1 929-526-1599
Access Code: 305452
Conference call participants may also pre-register at:
https://www.netroadshow.com/events/login?show=0b7606f0&confId=39667
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet is a Great Place to Work –Certified™ company and has been named to the Bloomberg Gender-Equality Index for four consecutive years. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, JamesAllen.com, Blue Nile, Peoples, H. Samuel, Ernest Jones and the jewelry subscription service, Rocksbox. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.jamesallen.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.rocksbox.com and www.bluenile.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Blue Nile, or executing other major business or strategic initiatives, the negative impacts that the COVID-19 pandemic has had, and could have in the future, on Signet's business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic (including through variants), including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact

COVID-19 has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, our ability to attract and retain labor especially if COVID-19 vaccine mandates are implemented, decelerating levels of consumer confidence and consumer behaviors such as willingness to patronize shopping centers and shifts in spending away from the jewelry category toward more experiential purchases such as travel, the impacts of the expiration of government stimulus on overall consumer spending, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions, including impacts of , the cessation of government stimulus programs, or other pricing environment factors on the Company's commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position, including due to the impacts of inflation and rising prices on necessities such as gas and groceries; our ability to optimize Signet's transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant outsourcing agreements; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently proposed by the SEC; global economic conditions or other developments related to the United Kingdom's exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet's business; the merchandising, pricing and inventory policies followed by Signet and its ability to manage inventory levels; Signet's relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet's OmniChannel retailing and ability to increase digital sales, as well as management of its digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet's real estate footprint; the ability to satisfy the accounting requirements for "hedge accounting," or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to Signet's information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and jurisdictions in which Signet's subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; or the impact of weather-related incidents, natural disasters, organized crime or theft, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine conflict), or another public health crisis or disease outbreak, epidemic or pandemic on Signet's business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2022 Annual Report on Form 10-K filed with the SEC on March 17, 2022 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Vinnie Sinisi
SVP Investor Relations
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Lindsay Hymson
Vice President Financial Communications & Media Relations
+1 516 524 1757
Lindsay.hymson@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash (used in) provided by operating activities, less purchases of property, plant, and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime in-house finance receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow and adjusted free cash flow are indicators used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary purposes.

	26 weeks ended
(in millions)	July 30, 2022	July 31, 2021
Net cash (used in) provided by operating activities	$(114.9)	$458.5
Purchase of property, plant and equipment	(58.2)	(32.2)
Free cash flow	(173.1)	426.3
Proceeds from sale of in-house finance receivables	—	(81.3)
Adjusted free cash flow	$(173.1)	$345.0

	13 weeks ended		26 weeks ended
(in millions)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Gross margin	$664.7	$717.6	$1,388.4	$1,396.0
Inventory step-up - cost of sales	5.8	—	10.2	—
Non-GAAP Gross Margin	$670.5	$717.6	$1,398.6	$1,396.0

	13 weeks ended		26 weeks ended
(in millions)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Selling, general and administrative expenses	$477.3	$502.6	$1,010.4	$1,014.6
Acquisition-related costs	0.6	—	0.6	1.1
Non-GAAP selling, general and administrative expenses	$477.9	$502.6	$1,011.0	$1,015.7

	13 weeks ended			26 weeks ended
(in millions)	July 30, 2022	July 31, 2021	August 3, 2019	July 30, 2022	July 31, 2021
Total GAAP operating income	$186.8	$225.4	$(22.4)	$187.0	$394.1
Credits related to transformation plan	—	(0.9)	27.8	—	(1.6)
Asset impairments, net (1)	—	(0.1)	47.7	—	(0.3)
Acquisition-related costs (2)	6.4	—	—	10.8	1.1
Gain on sale of in-house finance receivables	—	(1.4)	—	—	(1.4)
Litigation charges	—	—	—	190.0	—
Total non-GAAP operating income	$193.2	$223.0	$53.1	$387.8	$391.9

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

(2) Acquisition-related costs include the impact of the fair value step-up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Blue Nile and Rocksbox in the second quarter of Fiscal 2023 and first quarter of Fiscal 2022, respectively.

	13 weeks ended		26 weeks ended
(in millions)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
North America segment GAAP operating income	$210.1	$237.3	$234.9	$449.3
Credits related to transformation plan	—	(0.3)	—	(1.0)
Asset impairments, net (1)	—	(0.1)	—	(0.3)
Gain on sale of in-house finance receivables	—	(1.4)	—	(1.4)
Litigation charges	—	—	190.0	—
Acquisition-related costs (2)	6.4	—	10.8	1.1
North America segment non-GAAP operating income	$216.5	$235.5	$435.7	$447.7

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

(2) Acquisition-related costs include the impact of the fair value step-up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Blue Nile and Rocksbox in the second quarter of Fiscal 2023 and first quarter of Fiscal 2022, respectively.

	13 weeks ended		26 weeks ended
(in millions)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Corporate and unallocated expenses GAAP operating loss	$(23.1)	$(27.3)	$(44.3)	$(50.0)
Credits related to transformation plan	—	(0.6)	—	(0.6)
Corporate and unallocated expenses non-GAAP operating loss	$(23.1)	$(27.9)	$(44.3)	$(50.6)

	13 weeks ended		26 weeks ended
(in millions)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
GAAP income tax expense (benefit)	$35.6	$(3.5)	$(19.6)	$23.0
Credits related to transformation plan	—	(0.3)	—	(0.5)
Pension settlement loss	0.2	—	25.2	—
Acquisition-related costs (1)	1.5	—	2.6	0.1
Gain on sale of in-house finance receivables	—	(0.4)	—	(0.4)
Litigation charges	—	—	47.7	—
Non-GAAP income tax expense (benefit)	$37.3	$(4.2)	$55.9	$22.2

(1) Acquisition-related costs include the impact of the fair value step-up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Blue Nile and Rocksbox in the second quarter of Fiscal 2023 and first quarter of Fiscal 2022, respectively.

	13 weeks ended
	July 30, 2022	July 31, 2021
GAAP effective tax rate	19.7%	(1.6)%
Credits related to transformation plan	—%	(0.1)%
Acquisition-related costs (1)	0.1%	—%
Gain on sale of in-house finance receivables	—%	(0.2)%
Non-GAAP effective tax rate	19.8%	(1.9)%

(1) Acquisition-related costs include the impact of the fair value step-up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Blue Nile and Rocksbox in the second quarter of Fiscal 2023 and first quarter of Fiscal 2022, respectively.

	13 weeks ended			26 weeks ended
	July 30, 2022	July 31, 2021	August 3, 2019	July 30, 2022	July 31, 2021
GAAP Diluted EPS	$2.58	$3.60	$(0.86)	$0.90	$5.84
Charges (credits) related to transformation plan	—	(0.01)	0.54	—	(0.02)
Asset impairments, net	—	—	0.92	—	—
Pension settlement loss	0.02	—	—	2.67	—
Litigation charges	—	—	—	3.82	—
Acquisition-related costs (1)	0.11	—	—	0.22	0.02
Gain on sale of in-house finance receivables	—	(0.02)	—	—	(0.02)
Dilution effect (2)	—	—	—	(0.53)	—
Tax impact of items above	(0.03)	—	(0.09)	(1.53)	(0.01)
Non-GAAP Diluted EPS	$2.68	$3.57	$0.51	$5.55	$5.81

(1) Acquisition-related costs include the impact of the fair value step-up for inventory from Diamonds Direct, as well as professional fees for direct transaction-related costs incurred for the acquisitions of Blue Nile and Rocksbox in the second quarter of Fiscal 2023 and first quarter of Fiscal 2022, respectively.

(2) The adjusted diluted weighted average common shares outstanding for the 26 weeks ended July 30, 2022 includes the dilutive effect of the 8.0 million preferred shares which were excluded from the calculation of GAAP diluted EPS for the same period, as their effect was antidilutive.

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		26 weeks ended
(in millions, except per share amounts)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Sales	$1,754.9	$1,788.1	$3,593.2	$3,476.9
Cost of sales	(1,090.2)	(1,070.5)	(2,204.8)	(2,080.9)
Gross margin	664.7	717.6	1,388.4	1,396.0
Selling, general and administrative expenses	(477.3)	(502.6)	(1,010.4)	(1,014.6)
Other operating income (expense)	(0.6)	10.4	(191.0)	12.7
Operating income	186.8	225.4	187.0	394.1
Interest expense, net	(3.4)	(4.4)	(7.8)	(8.3)
Other non-operating income (expense)	(2.4)	0.1	(136.9)	0.2
Income before income taxes	181.0	221.1	42.3	386.0
Income taxes	(35.6)	3.5	19.6	(23.0)
Net income	$145.4	$224.6	$61.9	$363.0
Dividends on redeemable convertible preferred shares	(8.6)	(8.6)	(17.2)	(17.2)
Net income attributable to common shareholders	$136.8	$216.0	$44.7	$345.8

Earnings per common share:
Basic	$2.95	$4.10	$0.94	$6.60
Diluted	$2.58	$3.60	$0.90	$5.84
Weighted average common shares outstanding:
Basic	46.4	52.7	47.6	52.4
Diluted	56.3	62.4	49.7	62.2

Dividends declared per common share	$0.20	$0.18	$0.40	$0.18

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	July 30, 2022	January 29, 2022	July 31, 2021
Assets
Current assets:
Cash and cash equivalents	$851.7	$1,418.3	$1,573.8
Accounts receivable	35.6	19.9	13.9
Other current assets	199.4	208.6	175.0
Income taxes	118.5	23.2	54.9
Inventories	2,190.8	2,060.4	2,004.7
Total current assets	3,396.0	3,730.4	3,822.3
Non-current assets:
Property, plant and equipment, net	566.5	575.9	533.2
Operating lease right-of-use assets	1,113.1	1,206.6	1,256.2
Goodwill	486.4	484.6	245.1
Intangible assets, net	312.8	314.2	189.7
Other assets	254.7	226.1	244.1
Deferred tax assets	34.9	37.3	21.3
Total assets	$6,164.4	$6,575.1	$6,311.9
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$—	$—	$0.4
Accounts payable	689.5	899.8	730.6
Accrued expenses and other current liabilities	598.5	501.6	463.9
Deferred revenue	326.9	341.3	297.9
Operating lease liabilities	281.3	300.0	322.1
Income taxes	23.9	28.0	25.6
Total current liabilities	1,920.1	2,070.7	1,840.5
Non-current liabilities:
Long-term debt	147.2	147.1	146.9
Operating lease liabilities	925.8	1,005.1	1,052.2
Other liabilities	101.3	117.6	123.2
Deferred revenue	873.9	857.6	809.4
Deferred tax liabilities	175.2	160.9	132.9
Total liabilities	4,143.5	4,359.0	4,105.1
Commitments and contingencies
Series A redeemable convertible preferred shares	653.0	652.1	651.3
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	245.6	231.2	266.8
Other reserves	0.4	0.4	0.4
Treasury shares, at cost	(1,494.4)	(1,206.7)	(951.0)
Retained earnings	2,868.3	2,877.4	2,509.3
Accumulated other comprehensive loss	(264.6)	(350.9)	(282.6)
Total shareholders’ equity	1,367.9	1,564.0	1,555.5
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,164.4	$6,575.1	$6,311.9

Condensed Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
(in millions)	July 30, 2022	July 31, 2021
Cash flows from operating activities
Net income	$61.9	$363.0
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	79.8	83.7
Amortization of unfavorable contracts	(0.9)	(2.4)
Share-based compensation	22.9	25.5
Deferred taxation	(11.0)	(33.2)
Pension settlement loss	132.8	—
Other non-cash movements	3.1	0.4
Changes in operating assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(15.7)	18.5
Proceeds from sale of in-house finance receivables	—	81.3
(Increase) decrease in other assets and other receivables	(4.9)	29.7
(Increase) decrease in inventories	(146.6)	33.9
Decrease in accounts payable	(221.2)	(95.6)
Increase (decrease) in accrued expenses and other liabilities	95.3	(29.6)
Change in operating lease assets and liabilities	(3.6)	(44.7)
Increase in deferred revenue	2.3	34.2
Change in income tax receivable and payable	(99.9)	(3.8)
Pension plan contributions	(9.2)	(2.4)
Net cash (used in) provided by operating activities	(114.9)	458.5
Investing activities
Purchase of property, plant and equipment	(58.2)	(32.2)
Acquisitions, net of cash acquired	(1.9)	(14.4)
Other investing activities, net	(14.9)	1.9
Net cash used in investing activities	(75.0)	(44.7)
Financing activities
Dividends paid on common shares	(18.3)	—
Dividends paid on redeemable convertible preferred shares	(16.4)	(8.2)
Repurchase of common shares	(291.0)	—
Payment of debt issuance costs	—	(3.6)
Increase of bank overdrafts	—	0.4
Other financing activities	(41.4)	(4.5)
Net cash used in financing activities	(367.1)	(15.9)
Cash and cash equivalents at beginning of period	1,418.3	1,172.5
(Decrease) increase in cash and cash equivalents	(557.0)	397.9
Effect of exchange rate changes on cash and cash equivalents	(9.6)	3.4
Cash and cash equivalents at end of period	$851.7	$1,573.8

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On July 30, 2022, Signet had 2,833 stores totaling 4.2 million square feet of selling space. Compared to year-end Fiscal 2022, store count decreased and square feet of selling space increased 0.2%.

Store count by segment	January 29, 2022	Openings	Closures	July 30, 2022
North America segment	2,506	23	(36)	2,493
International segment	348	1	(9)	340
Signet	2,854	24	(45)	2,833